Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement made as of the 1st day of April, 2012 (this “Agreement”) by and between Federal-Mogul Corporation, which has its offices at 26555 Northwestern Highway, Southfield, Michigan 48033 (“Employer”), a subsidiary of Icahn Enterprises L.P. (“IEP”), and Rainer Jueckstock residing at [                ], (“Employee” or “you”). This Agreement supersedes all prior agreements between Employer and its subsidiaries, and Employee (including, without limitation, the Severance Agreement dated as of December 15, 2008, between Employer and Employee, but excluding Employer’s German pension plan).

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Employment. Subject to the terms of this Agreement, Employer hereby employs Employee to perform the duties described in Section 2 below, and Employee hereby accepts such employment. Initially, Employee’s title shall be Chief Executive Officer. Employee understands, acknowledges and agrees that: (i) Employer’s board of directors (the “Board”) may modify the Employer’s corporate structure to create a separate and independent Aftermarket Division and has engaged a search firm to fill the position of chief executive officer of the Aftermarket Division; (ii) the chief executive officer of the Aftermarket Division may report directly to the Board; (iii) following the appointment of the chief executive officer of the Aftermarket Division, Employee’s title may be changed to Chief Executive Officer of the OEM Division; and (iv) the Board may change Employee’s title or position at any time and from time to time; provided, however, that no such change in title or position shall result in Employee no longer reporting to the Board.

2. Duties. Employee shall perform such duties for Employer and its subsidiaries as Employer or the Board may request from time to time. Employee agrees to devote his full business time and reasonable best efforts to such duties. Employee shall perform the services required under this Agreement in the Detroit, Michigan metropolitan area, subject to travel requirements consistent with his position, unless otherwise approved by the Board.

3. Benefits. During the Term (as defined herein), Employee shall be entitled to paid vacation annually in accordance with the policies of Employer and shall participate in all benefit programs and plans for which he is eligible, which are made available to all executive employees of Employer (including an automobile allowance equal to 4% of the Base Salary in effect from time to time). In addition, unless otherwise agreed by the parties, Employer shall continue to make contributions to the German pension plan currently covering the Employee in an annual amount of up to €100k per annum for the duration of the Term.

4. Term. The term of employment under this Agreement shall commence on April 1, 2012 and end on March 31, 2016 unless such employment ceases earlier for any reason (see Section 6 below) (whether: (i) terminated for Cause; (ii) terminated without Cause; (iii) due to death or disability; or (iv) by the action of Employee such as by Employee for Good Reason (as defined in Section 6(ii)(b)) below, resignation or retirement. For all purposes under this Agreement “Term” shall mean the period beginning on April 1, 2012 through the last day of Employee’s employment under this Agreement.

5. Cash Compensation. During the Term, Employer agrees to pay to Employee and Employee agrees to accept, as his cash compensation for all services to be rendered under this Agreement, a base salary at the rate of $600,000 per full 365-day year, subject to upward adjustment as determined from time to time by the Board (the “Base Salary”). The Base Salary shall be earned and payable in accordance with the normal payroll practices of Employer.

Employee may also be eligible to receive a bonus under the Management Incentive Plan or a successor plan (the “MIP”) in respect of each completed fiscal year that Employee remains employed by Employer during the Term. In the event that this Agreement is terminated in accordance with its terms upon expiration of the Term on March 31, 2016 and is not extended beyond March 31, 2016, Employee shall be eligible for a pro rata MIP bonus in respect of fiscal 2016, as determined by the Board. Employee’s target bonus opportunity under the MIP shall be 90% of the Base Salary in effect from time to time, based on achievement of metrics approved by the Board in its sole and absolute discretion.

Employee may be eligible to receive an incentive payment under the MIP Uplift Plan or a successor plan (the “MIP Uplift”) in respect of each completed fiscal period that Employee remains employed by Employer during the Term. In the event that this Agreement is terminated in accordance with its terms upon expiration of the Term on March 31, 2016 and it is not extended beyond March 31, 2016, Employee shall be eligible for a pro rata incentive payment under the MIP Uplift in respect of fiscal 2016, as determined by the Board. Employee’s target incentive opportunity under the MIP Uplift shall be not less than 115% of the Base Salary in effect from time to time, based on achievement of metrics approved by the Board in its sole and absolute discretion. Notwithstanding the foregoing, the Board may, in its sole and absolute discretion, replace the MIP Uplift at any time with a similar plan containing similar incentive opportunities, and containing such other terms and conditions as the Board may, in its sole and absolute discretion, approve.

Any bonus contemplated by this Agreement (whether pursuant to the MIP, MIP Uplift or otherwise) shall be deemed earned and payable only if (i) the bonus is approved by the Board in writing and (ii) Employee is employed by Employer on the date such bonus is paid (other than any pro rata bonus in respect of fiscal 2016). Any bonus payments shall be made promptly following approval by the Board and in no event later than 2  1/2 months after the end of the taxable year of Employer for which such approval was given. The Base Salary and annual bonus under the MIP are referred to herein together as the “Cash Compensation”. All payments of Cash Compensation shall be made in cash and shall be subject to applicable deductions, and to payroll and withholding taxes as required by law.

6. Cash Compensation/Early Termination.

i) Power of Termination. The Employer may terminate the employment of Employee under this Agreement at any time, with Cause, or in the sole and absolute discretion of Employer, without Cause. “Cause” shall mean any of the following:(a) conviction of any crime (other than traffic violations and similar minor infractions of law); (b) failure to follow, in any material respect, the lawful directions given by Employer or its subsidiaries or the policies or procedures adopted by the Board from time to time; (c) failure to come to work on a full-time basis, other than on holidays, vacation days, sick days, or other days off under Employer’s business policies; (d) impairment due to alcoholism, drug addiction or similar matters; and (e) a material breach of this Agreement, including, without limitation, any breach of Sections 8 or 9 hereof. Prior to termination for “Cause” as a result of failure as contemplated in clause (b) or (c) above, Employee shall be given notice of his activity giving rise to such failure and will have 5 business days to correct such activity; provided that Employer shall only be required to provide notice under this sentence one time during any calendar year.

ii) Effect of Termination. (a) In the event that Employee’s employment is terminated (whether: (i) for Cause; (ii) without Cause; (iii) due to death or disability; or (iv) by the action of Employee such as resignation or retirement), the Employee shall be entitled to receive any Cash Compensation earned and not yet paid through the date of termination and any amounts payable on account of accrued but unused paid-time-off days. Employee’s employment under this Agreement will terminate upon Employee’s death or disability. For purposes of this Agreement, disability shall be deemed to occur if so declared in a written notice by Employer to Employee, following illness or injury (including mental illness) to Employee that results in Employee being unable to perform his duties at the offices of Employer for a period of 45 consecutive business days or for 60 days during any 90 business-day period.

(b) In the event that Employee’s employment is terminated prior to March 31, 2016 by Employer without Cause or by Employee for Good Reason (as hereafter defined), the Employee shall be entitled to receive on the sixtieth day following his employment termination date, in addition to any amounts due under Section 6(ii)(a) above (but without duplication of any amounts due under Section 6(ii)(a) above), an amount equal to the sum of (A) one (1) year’s Base Salary (at the rate in effect at the time of termination) and (B) Employee’s target bonus under the MIP for the fiscal year during which the termination occurred. “Good Reason” shall mean and be limited to, (i) the failure of Employer to make any payment expressly required to be made under the terms of this Agreement or any amendment hereto, if such failure continues for 15 business days following written notice detailing the amount and circumstances of such failure given personally by hand by the Employee to the Chairman of the Board with a copy to the General Counsel of Employer, provided that if such failure is the result of a good faith dispute with respect to such payment then such failure shall not constitute or be deemed to constitute “Good Reason” or (ii) a change in title or position resulting in Employee no longer reporting to the Board. For the avoidance of doubt, in no event shall the termination of this Agreement in accordance with its terms upon expiration of the Term on March 31, 2016 be considered, or deemed to be, a termination of Employee’s employment by Employer without Cause or by Employee for Good Reason.

(c) The obligations of Employer to make any payment required pursuant to this Section 6 (other than any amounts of Employee’s accrued Base Salary and any amounts payable on account of accrued but unused paid-time-off days), is subject to and conditioned upon (i) execution and delivery by Employee to Employer within 45 days of Employee’s employment termination date of a release agreement in favor of Employer, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of Employee’s employment with Employer and the termination thereof substantially in a form set forth in Exhibit A attached hereto and as then provided by Employer to Employee, and (ii) such release agreement, once executed by Employee and delivered to Employer, becomes irrevocable and final under the applicable law.

iii) No Other Rights of Employee. In the event of the cessation of the employment of the Employee for any reason or no reason whether as contemplated in clauses (i) and (ii) above or otherwise, the Employee shall cease to have any right to Cash Compensation or any other payment or consideration other than (i) as expressly set forth in this Section 6 and (ii) under any employee benefit plans of Employer and its subsidiaries applicable to Employee in the event of cessation of employment under the circumstances of such cessation, and (iii) any accrued vested benefits under any retirement plan (including Employer’s German pension plan referred to in Section 3 above) in accordance with the terms of such plan and applicable law. To the extent that any provision of this Agreement may result in any duplication of any calculation, benefit, allocation, payment or amount, such consequence is not intended and no such duplicate amount shall be included in any calculation, benefit, allocation, payment or amount.

iv) Resignation. Employee may resign from his employment under this Agreement (but will remain subject to applicable terms of this Agreement, including, without limitation, Sections 8, 9 and 11 hereof). Any such resignation will not be on less than two (2) weeks prior written notice to Employer.

7. Representations and Warranties. Employee represents as follows:

i) To the best of his knowledge, he is not a party to, or involved in, or under investigation in, any pending or threatened litigation, proceeding or investigation of any governmental body or authority or any private person, corporation or other entity.

ii) Employee has never been suspended, censured or otherwise subjected to any disciplinary action or other proceeding by any State, other governmental entities, agencies or self-regulatory organizations.

iii) Employee is not subject to any employment agreement, restrictive covenant or other contract or other restriction whatsoever which would be breached or violated by entering into or performing his duties under this Agreement or that would cause him to not be able fully to fulfill his duties under this Agreement.

8. Confidential Information. During the Term and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of Employer and its subsidiaries all secret or confidential information, knowledge or data (collectively, “Confidential Information”), including without limitation trade secrets, business opportunities and methodologies relating to the business of Employer and its subsidiaries, and their respective businesses: (i) obtained by Employee during Employee’s employment with Employer and (ii) not otherwise in the public domain. Employee shall not, without prior written consent of

Employer (which may be granted or withheld in its sole and absolute discretion), use, or communicate or divulge any Confidential Information, or any related knowledge or data to anyone other than Employer and those designated by Employer, except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of his counsel that such disclosure is legally required; provided, however, that Employee will assist Employer, at Employer’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded such information so disclosed pursuant to the terms of this Agreement.

All processes, technologies, business opportunities, valuation models and methodologies, and inventions (collectively, “Inventions”), including without limitation new contributions, improvements, ideas, business plans, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Employee, alone or with others, during the Term, whether or not patentable and whether or not on the time of Employer or its subsidiaries or with the use of their facilities or materials, shall be the property of Employer or its subsidiaries, as applicable, and shall be promptly and fully disclosed by Employee to Employer. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by Employer) to vest title to any such Invention in Employer and to enable Employer, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

Without limiting anything contained above, Employee agrees and acknowledges that all personal and not otherwise public information about Employer and its subsidiaries and the respective Affiliates of any of the foregoing (including, without limitation, all information regarding IEP, Carl C. Icahn, Mr. Icahn’s family and employees of Employer, IEP and their respective Affiliates) shall constitute Confidential Information for purposes of this Agreement. In no event shall Employee during or after his employment with Employer, disparage Employer, IEP, Mr. Icahn, Mr. Icahn’s family, the respective Affiliates of any of the foregoing or any of their respective officers, directors or employees.

Employee further agrees not to write, contribute to, or assist any other person in writing or creating, a book, film, broadcast, article, blog or any other publication (whether in print, electronic or any other form) about or concerning, in whole or in part, Employer, its subsidiaries, IEP, Mr. Icahn, his family members or any of the respective Affiliates of any of the foregoing, in any media and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information.

In furtherance of the foregoing, the Employee agrees that during the Term and following the termination of his employment with Employer, the sole and only disclosure or statement he will make about or concerning any or all of Employer, IEP, Mr. Icahn, his family members, or any of the respective Affiliates of any of the foregoing is to acknowledge that he is or was employed with Employer.

9. Competitive Services. i) Employee agrees that from the date hereof (other than as the “Employee” under this Agreement) and through a period ending one (1) year from the last day of Employee’s employment under this Agreement (such date, the “End Date”), he will not engage or participate, directly or indirectly, in any business that is competitive with the business of the Employer or any of its subsidiaries (each a “Covered Business”) or group of Affiliated Covered Businesses (including, without limitation, any supplier of automotive, commercial vehicle or industrial powertrain and/or safety technologies, whether marketed to original equipment manufacturers or the aftermarket), in any capacity, directly or indirectly, whether as an individual, investor, stockholder, partner, owner, equity owner, lender, agent, trustee, consultant, employee, advisor, manager, franchisee or in any other relationship or capacity, and will not enter into the employ of any Covered Business, render any services to any Covered Business, raise capital or seek to raise capital for any Covered Business, or otherwise become interested in, receive compensation from, or aid, represent, work with or for, or assist any Covered Business directly or indirectly in any manner and will not seek, agree to, obtain, negotiate with respect to or otherwise arrange to engage in, any of the activities, arrangements, employment, relationships, transactions or investments referred to above; provided, however, that the provisions in this Section 9(i) shall not be deemed to preclude Employee from investing his own funds to acquire securities solely for his own account: (x) during the Term in a manner that is in compliance with the policies and procedures of the Employer and its subsidiaries; or (y) after the end of the Term and on or prior to the End Date, that either (A) does not constitute a direct or indirect interest in any Covered Business; or (B) if such investment does constitute a direct or indirect interest in a Covered Business, such investment is solely a passive investment, and such investment does not, in the aggregate, constitute more than one percent (1%) of any class or series of outstanding securities of such Covered Business and the securities of such entity so purchased by Employee are registered under Section 12 of the Securities Exchange Act of 1934.

Notwithstanding the foregoing:

(A)	Employer may, in its sole and absolute discretion, extend the 1-year post-employment period specified in Section 9(i) above for an additional one (1) year (in which case the “End Date” for purposes of both Section 9(i) above and Section 9(ii) below shall be the date that is two (2) years from the last day of Employee’s employment under this Agreement) by providing written notice to that effect to Employee not later than fifteen (15) days prior to the expiration of the initial 1-year post-employment period; provided, however, that any such extension shall be subject to Employee receiving, during the second year of such extended period, one year’s Base Salary (at the rate in effect at the time of termination), payable in accordance with the normal payroll practices of Employer; and

(B)

In the event that this Agreement is terminated in accordance with its terms upon expiration of the Term on March 31, 2016 and is not extended beyond March 31, 2016, the 1-year post-employment period specified in Section 9(i) above shall be inapplicable unless the Employer elects, in its sole and absolute discretion, to have such 1-year period apply to Employee (in which case the “End Date” for purposes of both Section 9(i) above and Section 9(ii) below shall be the date that is one (1)

year from the last day of Employee’s employment under this Agreement) by providing written notice to that effect to Employee not later than fifteen (15) days prior to the expiration of the Term; provided, however, that any such extension shall be subject to Employee receiving, during such 1-year period, one year’s Base Salary (at the rate in effect at the time of termination), payable in accordance with the normal payroll practices of Employer; and

(C)	Employee shall have the right to elect COBRA continuation coverage for himself and eligible family members with respect to the 1-year post-employment period specified in Section 9(i) above, as well during any time that such period is extended at the election of Employer pursuant to this Agreement, in which case Employer shall pay any applicable premiums; provided, however, that such coverage shall cease at such time as Employee becomes employed by a company other than Employer.

ii) From the date hereof and through a period ending on the End Date, Employee will not: (a) solicit, interfere with or endeavor to entice away from Employer or any of its subsidiaries or Affiliates, any current or prospective customer or client, or any person in the habit of dealing with any of the foregoing; (b) attempt to direct or solicit any current or prospective customer or client away from Employer or any of its subsidiaries or Affiliates; (c) interfere with, entice away or otherwise attempt to obtain or induce the withdrawal of any employee of Employer or any of its subsidiaries or Affiliates; (d) advise any person not to do business with Employer or any of its subsidiaries or Affiliates; or (e) attempt to direct, divert, or otherwise usurp any business opportunity or transaction that Employee learned of during Employee’s employment with Employer.

iii) The Employee acknowledges and agrees that Employer and its subsidiaries have a worldwide reputation and operate on a worldwide basis and that the scope of this covenant will and is intended to prohibit his activities as set forth above throughout the world. The Employee acknowledges and agrees that the provisions of Sections 8 and 9 are fair and reasonable and necessary to protect the business, reputation, goodwill and franchise of Employer and its subsidiaries. Employee acknowledges that, in light of the significant compensation of Employee, Employee is voluntarily entering into this provision and is well able to comply with its provisions without hardship.

10. Remedy for Breach. Employee hereby acknowledges that the provisions of Sections 8 and 9 of this Agreement are reasonable and necessary for the protection of the Employer and its Affiliates and all other persons referred to therein, and are not unduly burdensome to Employee and that Employee acknowledges such obligations under such covenants. Employee further acknowledges that Employer and its Affiliates (including but not limited to IEP, Mr. Icahn, his family and estate) will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which Employer and its Affiliates (including but not limited to IEP, Mr. Icahn, his family and estate) may be entitled, including claims for damages, all such persons and entities shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

11. Miscellaneous.

i) Affiliate. For purposes of this Agreement the term “Affiliate” (or a person or entity “Affiliated” with another person or entity) and “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. References in this agreement to a person shall be deemed to include references to natural persona and entities and references to entities shall be deemed to include persons.

ii) Entire Agreement. This Agreement supersedes any and all existing agreements, oral or written, between Employee and Employer or any of its Affiliates relating to the subject matter hereof (including, without limitation, the Severance Agreement dated as of December 15, 2008, between Employer and Employee, but excluding Employer’s German pension plan). Employee is not entitled to any other payments or benefits from any of the Employer or its Affiliates except as expressly provided for herein.

iii) Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by Employee and Employer. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

iv) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof. All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

v) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

vi) Judicial Modification. If any court or arbitrator determines that any of the covenants in Sections 8 or 9, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the extent necessary to make such covenants valid and enforceable and Employee will enter into such agreement with Employer as may be requested by them in order to reduce the scope of such provisions so that such provisions will be valid and enforceable to the maximum extent possible.

vii) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Employer. Employee may not sell, convey, assign, transfer or otherwise dispose of, directly or indirectly, any of the rights, claims, powers or interest established under this Agreement other than with the prior written consent (which may be granted or withheld in its sole and absolute discretion) of the Employer, provided that the same may, upon the death of Employee, be transferred by will or intestate succession, to his estate, executors, administrators or heirs, whose rights therein shall for all purposes be deemed subject to the terms of this Agreement. IEP, Mr. Icahn, his family members, and the respective Affiliates of any of the foregoing, are express third-party beneficiaries of this Agreement and are entitled to enforce the terms hereof.

viii) Taxes. All payments to Employee shall be subject to applicable deductions, payroll and withholdings taxes, as required by law.

ix) Personal Liability. The liability, obligations and duties under this Agreement shall only be liabilities, obligations and duties of Employee and Employer and are not personal liabilities, obligations and duties of IEP or Mr. Icahn and neither IEP nor Mr. Icahn shall have any personal liability under this Agreement.

x) Survival. This Agreement and all of the provisions hereof (other than Sections 6, 8, 9, 10 and 11 which shall survive the termination of the employment of Employee under this Agreement) shall terminate upon Employee ceasing to be an employee of Employer for any reason.

xi) Following the earlier of March 31, 2016 or the termination of the Term, Employee will not be deemed to be employed under this Agreement, even if the employment of Employee with the Employer or its Affiliates continues.

12. Other. Employee shall follow all policies and procedures and compliance manuals adopted by or in respect of any or all of Employer, its subsidiaries and IEP, including, without limitation, those applicable to investments by employees.

13. Section 409A of the Code.

i) This Agreement and all other agreements referred to herein or contemplated hereby in connection with the Employee’s employment are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

ii) Notwithstanding any other provision of this Agreement or any other agreements referred to herein or contemplated hereby in connection with the Employee’s employment, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

If the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the Date of Termination, then no such payment shall be made or commence during the period beginning on the Date of Termination and ending on the date that is six months following the Date of Termination or, if earlier, on the date of the Employee’s death, if the earlier making of such payment would result in tax penalties being imposed on the Employee under Section 409A of the Code. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first business day following the date that is six months following the Date of Termination or, if earlier, the date of the Employee’s death.

Payments with respect to reimbursements or payments of expenses shall be made promptly, but in any event on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement or payment, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code, and the Employee’s right to reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit. If the Employee is a ‘Specified Employee’ under Code Section 409A, the full cost of any continuation or provision of employee benefit plans or programs following the Date of Termination (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Code Section 409A) shall be paid by the Employee until the earlier to occur of the Employee’s death or the date that is six months and one day following the Employee’s Date of Termination, and such cost shall be reimbursed by the Company to, or on behalf of, the Employee in a lump sum cash payment on the earlier to occur of the Employee’s death or the date that is six months and one day following the Employee’s Date of Termination. In addition, if the Employee is a ‘Specified Employee’ under Code Section 409A on the Employee’s Date of Termination, any payment or reimbursement of Employee’s expenses, or in-kind benefits provided, that constitutes a ‘deferral of compensation’ within the meaning of Section 409A(d)(1) of the Code, shall not be paid or provided, as applicable, until the earlier to occur of the Employee’s death or the date that is six months and one day following the Executive’s Date of Termination.

iii) The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement or any other agreements referred to herein or contemplated hereby in connection with the Employee’s employment, including but not limited to any stock appreciation right or other equity-based award, payment or amount that provides for the ‘deferral of compensation’ within the meaning of Section 409A(d)(1) of the Code, may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE

Rainer Jueckstock

FEDERAL-MOGUL CORPORATION

By:
Name: Title:

[Signature page to Employment Agreement between Federal-Mogul Corporation and Rainer Jueckstock. Term: April 1, 2012 through March 31, 2016; Base Salary: $600,000/year; Discretionary Bonus as determined by the Board of Directors of Federal-Mogul in its sole discretion; Maximum of one-year’s severance if terminated without Cause or resigns for Good Reason; Non-Compete: 1 year from termination (extendable for an additional 1 year at Federal-Mogul’s option)].

Exhibit A

[FORM OF RELEASE]

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (the “General Release”) dated as of             , 20     is made in consideration of severance payments and other benefits provided to the undersigned employee (“Employee”) under the Employment Agreement by and between FEDERAL-MOGUL CORPORATION (the “Company”) and Rainer Jueckstock (“Employee”) and dated as of April 1, 2012 (the “Employment Agreement”). Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.

1. For valuable consideration to be paid to Employee, upon expiration of the seven day revocation period provided in Section 7 herein, as provided for in Section 6 of the Employment Agreement and to which he is not contractually entitled to absent the execution of this General Release, the adequacy of which is hereby acknowledged, Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and the Company’s former, present or future subsidiaries, parents, affiliates and related organizations, and its and their employees, beneficial owners, officers, directors, equity holders, attorneys, successors and assigns as well as all Related Persons (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or may have been suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company (whether pursuant to the Employment Agreement or otherwise) or any of its affiliates and the termination of Employee’s employment. The foregoing release, discharge and waiver includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common or statutory law including, without limitation, any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Uniformed

Services Employment and Reemployment Rights Act, the Genetic Information Non-Discrimination Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Elliott-Larsen Civil Rights Act, the Persons With Disabilities Civil Rights Act, the Wage and Fringe Benefit Act, and any similar statutes (all as amended). The foregoing release and discharge also expressly includes, without limitation, any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence, claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively as the “Released Claims”.

2. Excluded from this General Release are claims and rights that arise after the date Employee signs this General Release, any claims which cannot be waived by law, indemnification rights, and any claims for accrued vested benefits under any retirement plan (including Employer’s German pension plan referred to in Section 3 of the Employment agreement) in accordance with the terms of such plan and applicable law. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Nothing in this General Release shall be deemed to waive Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other government agency, except that even if Employee files a charge or participates in such an investigation or proceeding, Employee will not be able to recover damages or equitable relief of any kind from the Releasees with respect to the Released Claims.

3. Any unresolved dispute arising out of this General Release shall be litigated in any court of competent jurisdiction in the Borough of Manhattan in New York City; provided that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks. Each party shall pay its own costs and fees in connection with any litigation under this General Release.

4. Employee acknowledges and recites that:

(a) Employee has executed this General Release knowingly and voluntarily;

(b) Employee has read and understands this General Release in its entirety;

(c) Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and

(e) Employee has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5. This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

6. Employee represents that he has returned all property belonging to the Company including, without limitation, keys, access cards, computer software and any other equipment or property. Employee further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any Confidential Information.

7. Employee shall have seven days from the date he signs this General Release to revoke it by providing written notice of the revocation to the Company, in which event this General Release shall be unenforceable and null and void. Provided employee does not revoke this General Release, it shall become effective on the eighth day after Employee signs this General Release.

8. If any paragraph or part or subpart of any paragraph in this General Release or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this General Release is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this General Release is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the General Release, and the remaining paragraphs or parts or subparts of such paragraphs of this General Release shall remain in full, force and effect.

I, Rainer Jueckstock, represent and agree that I have carefully read this General Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.

PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE:

By:
Name: Rainer Jueckstock Title:

Date: